UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 9, 2015

Financial Institutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-26481	16-0816610
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 Liberty Street, Warsaw, New York		14569
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-786-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Financial Institutions, Inc. (the "Company") and Sterne Agee & Leach, Inc., acting as representative of the underwriters listed on Schedule I to the Underwriting Agreement (the "Underwriter"), have entered into an Underwriting Agreement, dated April 9, 2015 (the "Underwriting Agreement"), pursuant to which, subject to the satisfaction of the conditions set forth therein, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, $40,000,000 aggregate principal amount of the Company’s 6.00% Fixed to Floating Rate Subordinated Notes due 2030 (the "Notes").

The Company and the Bank made certain customary representations, warranties and covenants in the Underwriting Agreement concerning the Company and the Bank and the Company’s Registration Statement on Form S-3 (File No. 333-202791) (the "Registration Statement") related to the offering. The Company also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Underwriter expect to consummate the sale and purchase of the Notes pursuant to the Underwriting Agreement on or about April 14, 2015, subject to the satisfaction of customary closing conditions.

The net proceeds to the Company from the sale of the Notes, after deducting the underwriting discount and the payment of the transaction expenses payable by the Company, will be approximately $39.0 million. The Notes will bear interest at a fixed-rate equal to 6.00% per year, from and including April 15, 2015 to but excluding April 15, 2025. From and including April 15, 2025 to the maturity date, the interest rate shall be a floating rate equal to the three-month LIBOR determined on the determination date of the applicable interest period plus 3.944% percent. Interest on the notes will be payable on April 15 and October 15 of each year, commencing October 15, 2015, through April 15, 2025, and thereafter January 15, April 15, July 15, and October 15 of each year through the maturity date or earlier redemption date. The Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000. The Notes are redeemable beginning with the interest payment date of April 15, 2025 and on any interest payment date thereafter and upon the occurrence of certain special events.

The Notes will be unsecured, subordinated debt securities of the Company and (i) will rank junior in right of payment and upon the Company’s liquidation to the Company’s existing and all of the Company’s future senior indebtedness, as defined in the Indenture (as defined below); (ii) will rank equally in right of payment and upon the Company’s liquidation with the Company’s existing and all of the Company’s future indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the Notes; (iii) will rank senior in right of payment and upon the Company’s liquidation to any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the Notes; and (iv) will be structurally subordinated to the preferred stock, indebtedness and other liabilities of the Company’s existing and future subsidiaries.

The Notes were created and established, and the terms and conditions thereof were established, by action of the Company’s Board of Directors pursuant to, and in accordance with, the terms of the subordinated debt indenture, to be dated on or about April 14, 2015, between the Company and Wilmington Trust, National Association, as trustee (the "Trustee"), as amended and supplemented by a first supplemental indenture to be dated on or about April 14, 2015 (the first supplemental indenture and the subordinated debt indenture as amended and supplemented by the first supplemental indenture, the "Indenture"). The terms of the Notes are as set forth in the Indenture, which will govern the Notes.

The material terms of the Notes are described in the Company’s final prospectus supplement dated April 9, 2015, which relates to the offer and sale of the Notes (the "Prospectus Supplement"), and the Company’s prospectus dated March 16, 2015, which relates to the offer and sale from time to time of up to $100,000,000 of securities of the Company, including subordinated debt securities of the Company to be issued pursuant to the Indenture (the "Base Prospectus"). The Prospectus Supplement, together with the Base Prospectus, was filed by the Company with the Securities and Exchange Commission (the "Commission") on April 9, 2015 pursuant to Rule 424(b)(5) under the Securities Act in connection with the offer and sale of the Notes. A Pricing Term Sheet, dated April 9, 2015, relating to, and setting forth certain terms of, the Notes was filed with the Commission pursuant to Rule 433 under the Securities Act on April 9, 2015.

Item 8.01 Other Events.

On April 10, 2015, the Company issued a press release announcing the pricing of its Notes. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 1.1 Underwriting Agreement, dated April 9, 2015, by and among Financial Institutions, Inc., and Sterne Agee & Leach, Inc.
Exhibit 5.1 Opinion of Harter Secrest & Emery LLP regarding the legality of the Notes being registered.
Exhibit 23.1 Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)
Exhibit 99.1 Press Release issued by Financial Institutions, Inc. on April 10, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Institutions, Inc.

April 10, 2015	By:	/s/ Kevin B. Klotzbach

Name: Kevin B. Klotzbach
Title: Executive Vice President, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 9, 2015, by and among Financial Institutions, Inc., and Sterne Agee & Leach, Inc.
5.1	Opinion of Harter Secrest & Emery LLP regarding the legality of the Notes being registered.
23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)
99.1	Press Release issued by Financial Institutions, Inc. on April 10, 2015